Exhibit  10.18

LICENSING AGREEMENT

THIS LICENSING AGREEMENT (“Agreement”) is entered into on September 18, 2025  by and between Cuentas Inc., a company organized and existing under the laws of Florida (the  “Licensor”), and Michael De Prado, a Florida resident or assigns (the “Licensee”).

1. Definitions. The following terms shall have the meanings ascribed to them below:

a. “Agreement” means this Licensing Agreement, including all its exhibits,  schedules, and amendments, governing the license of the Fintech Division, necessary assets, and  related equipment from the Licensor to the Licensee.

b. “Fintech Business” means the financial technology business of the Licensor .

c. “Licensed Assets” means the existing FinTech and non-MVNO assets  developed or acquired by Cuentas to operate the Fintech business, consisting of all of the related  intellectual property, software, hardware, and equipment as generally described in Schedule A

d. “Effective Date” means the date upon which this Agreement is executed by both  parties and becomes legally binding.

e. “Territory” means the geographic area within which the Licensee is authorized  to utilize the Licensed Assets, as specified in this Agreement.

2. Grant of License. Subject to the terms and conditions of this Agreement, Licensor  hereby grants Licensee a worldwide, perpetual license to use, access, and exploit the Licensed  Assets.

3. License Term. The term of this license shall be sixteen (16) months commencing  on the Effective Date and terminating on the sixteenth (16th) month anniversary thereof, unless  earlier terminated pursuant to this Agreement (the “License Term”).

4. Scope of License. Licensor hereby grants Licensee a non-exclusive license to use,  access, and exploit the Licensed Assets within the Territory. This license is granted for the Licensed  Term subject to the terms and conditions of this Agreement.

The Licensee is authorized to utilize the Licensed Assets for the purpose of operating,  managing, and developing the Licensed Assets within the specified Territory. The Licensee shall  not use the Licensed Assets for any purpose outside the scope of this Agreement without the prior  written consent of the Licensor.

The Licensee acknowledges that the Licensed Assets, are detailed in Schedule A, which is  attached hereto and incorporated herein by reference. The Licensed Assets, including without  limitation, the related intellectual property rights, software, hardware, and related equipment, will  remain the exclusive property of the Licensor and licensed to the Licensee with no warrantees for  the duration of the Term.

Licensor shall undertake reasonable efforts to facilitate Licensee’s access and use of the  licensed assets subject to the Licensee paying the expenses associated with such access

This License is granted for the operation of the Fintech Division within the Territory as  defined in this Agreement. The use of the Licensed Assets by the Licensee shall comply with all  applicable laws, regulations, and ordinances in the Territory.

5. License Fee and Payment. As consideration for the non-exclusive license to use  the Licensed Assets granted under this Agreement, the Licensee shall pay to the Licensor a nominal  fee not to exceed One Hundred Dollars ($100.00) for the entire Term of sixteen (16) months. The  exact amount of the License Fee shall be agreed upon by the Parties in writing at the time of  execution of this Agreement.

The Licensee shall be solely responsible for any costs or expenses required to operate or  exploit the Licensed Assets within the Territory, including without limitation, any related to software activation, hardware setup, and other preparatory actions necessary to restart the Fintech  business.

The Licensee shall use the Licensed Assets in compliance with all applicable laws,  regulations and this Agreement. The Licensee shall not sublicense, assign, or transfer the Licensed Assets without the prior written consent of the Licensor. Any attempt to do so in violation of this  paragraph shall be null and void and may result in the immediate termination of this Agreement.

This clause shall survive the termination or expiration of this Agreement.

6. Confidentiality. Both the Licensor and the Licensee acknowledge that during the  Term of this Agreement, each party may be exposed to or acquire communication or data that is  confidential to the other party. The parties agree that all information relating to the business of the  disclosing party, including but not limited to the terms of this Agreement, the operations, processes,  product information, know-how, designs, trade secrets, software, market opportunities, and  customer information, whether written, oral, or electronic (the “Confidential Information”), is  confidential and of significant value to the disclosing party, which value would be impaired if such  information were disclosed to third parties.

Accordingly, the parties agree that during the Term of this Agreement and thereafter, each  party shall:

a. Use the Confidential Information solely for the purpose of using the  Licensed Assets to operate the Fintech business under the terms and conditions of this Agreement and not for any other purpose.

b. Keep the Confidential Information strictly confidential and not disclose it  to any third party not related, affiliated or employed by the Licensee without the prior written consent of the disclosing party.

c. Implement reasonable security measures to protect the Confidential  Information from unauthorized disclosure or use.

d. Return or destroy all copies of the Confidential Information upon termination of this Agreement or at the request of the disclosing party.

Notwithstanding the foregoing, Confidential Information shall not include information  that:

a. Is or becomes publicly known through no breach of this clause by the  receiving party.

b. Is received from a third party without breach of any obligation of confidentiality.

c. Was independently developed by the receiving party without use of the  disclosing party’s Confidential Information.

d. Is required to be disclosed by law, provided that the disclosing party is  given reasonable notice of such requirement.

7. Warranties and Representations. Each Party represents and warrants to the other  that the Party has the full power and authority to enter into this Agreement and to perform its  obligations hereunder; that the execution and delivery of this Agreement and the performance of  its obligations hereunder have been duly authorized by all necessary corporate action; and that this  Agreement constitutes a legal, valid, and binding obligation of each Party, enforceable accordance  with its terms.

The Licensor represents and warrants to the Licensee that:

a. It is the owner or the lawful licensee of the Licensed Assets and has the  right and authority to grant the license as contemplated by this Agreement.

b. The Licensed Assets are free from any liens, encumbrances, and third party claims, and the Licensor will indemnify the Licensee against any losses incurred as a result of breach of this warranty.

c. It has not entered into any agreement or arrangement that would restrict or  hinder its ability to perform its obligations under this Agreement.

d. The use of the Licensed Assets by the Licensee in accordance with the  terms of this Agreement will not infringe the intellectual property rights of  any third party.

The Licensee represents and warrants to the Licensor that:

a. It will use the Licensed Assets exclusively within the Territory and solely  in accordance with the terms and conditions of this Agreement.

b. It will not modify, adapt, or create derivative works of the Licensed Assets  without the prior written consent of the Licensor.

c. It will comply with all applicable laws and regulations in its use of the  Licensed Assets.

d. It acknowledges that the License granted under this Agreement is non transferable, except upon the written consent of the Licensor.

e. The Licensed Assets will remain free from any liens, encumbrances, and third-party  claims due to the actions of the Licensee under this Agreement, and the Licensee will  indemnify the Licensor against any losses incurred as a result of breach of this warranty.

f. The Licensee will not use the Licensed Assets under this Agreement in a way that will  infringe the intellectual property rights of any third party.

Both Parties agree that these warranties and representations are material and have been  relied upon by each Party in deciding to enter into this Agreement.

8. Indemnification. The parties shall mutually indemnify, defend, and hold harmless  each other, and their respective affiliates, officers, directors, employees, agents, successors, and  assigns (collectively, the “Indemnified Parties”) from and against any claims, damages, liabilities,  costs, and expenses (including reasonable attorneys’ fees) arising out of or related to:

a. The use of the Licensed Assets by the Licensee or any of its assigns,  including any claim that such use infringes upon, violates, or  misappropriates any third party’s intellectual property rights or other rights;

b. Any breach by the Licensee of any representation, warranty, covenant, or  agreement made by the Licensee under this Agreement;

c. Any negligent or more culpable act or omission (including any reckless or  willful misconduct) by the Licensee or any of its employees, agents, or  assigns in connection with the performance of its obligations under this  Agreement.

This indemnification obligation shall survive the termination or expiration of this Agreement.

9. Limitation of Liability. Notwithstanding anything to the contrary in this  Agreement, neither party shall be liable to the other party for any indirect, special, incidental,  consequential, or punitive damages, including but not limited to loss of profits, data, business, or  goodwill, arising out of or in connection with this Agreement, whether the action is in contract, tort  (including negligence), or otherwise, even if the party has been advised of the possibility of such  damages.

Furthermore, the total liability of the Licensor to the Licensee for any claims arising out of  or in connection with this Agreement shall not exceed one million dollars ($1,000,000). This  limitation of liability is cumulative and not per incident. Nothing in this clause shall limit or exclude  liability for:

a. Death or personal injury caused by negligence;

b. Fraud or fraudulent misrepresentation;

c. Any other matter for which it would be illegal or unlawful to exclude or  attempt to exclude liability.

This limitation of liability clause shall survive the termination or expiration of this  Agreement.

10. Termination..

Either party may terminate this Agreement before the expiration of the Term in the event  of a material breach by the other party. The party intending to terminate for breach must provide  the breaching party with a written notice of breach, specifying the nature of the breach. The  breaching party shall have ninety (90) days from the receipt of such notice to cure the breach, or  such more extended period as may be reasonably necessary if the breach cannot be cured within  sixty (60) days despite diligent efforts. If the breach is not cured within this period, the Agreement  may be terminated by the non-breaching party.

Upon termination of this Agreement, the Licensee shall have a 180-day wind-down period  to transition operations and shall then return or destroy all copies of the Licensed Assets, with  Licensor providing reasonable assistance during this transition period at no additional cost,  including any Confidential Information, in its possession or control. The Licensee shall provide a  written certification to the Licensor that all such materials have been returned or destroyed.

11. Compliance with Laws. Both the Licensor and the Licensee shall comply with all  applicable laws, statutes, regulations, and ordinances of the jurisdiction of Florida, and any other  relevant jurisdictions, in the performance of their obligations under this Agreement. This includes,  but is not limited to, compliance with laws relating to the licensing, use, and exploitation of the  Licensed Assets, data protection and privacy laws, anti-corruption laws, and any other laws relevant  to the use of the Licensed Assets within the Territory.

Failure by either party to comply with the foregoing shall constitute a material breach of  this Agreement, which may result in immediate termination of this Agreement by the non breaching party, in addition to any other remedies available at law or in equity. The breaching party  shall indemnify and hold harmless the Indemnified Parties from and against any losses, damages,  liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or related to such  non-compliance.

12. Dispute Resolution-Mandatory and Binding Arbitration. The Parties agree that  any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement,  or the breach, termination, enforcement, interpretation, or validity thereof, including any dispute or  claim related to the Closing, post-closing obligations of the Parties, or the operations of the Buyer  as recapitalized, shall be exclusively and finally resolved through expedited arbitration. In the event  either Party is named in litigation by a third party relating to the Fintech division assets or their  operation, the Parties agree to cooperate in good faith in the defense of such claims, including  providing relevant documentation, testimony, and reasonable assistance to each other. The  arbitration shall be conducted before a three-arbitrator panel by the following procedure:

a. Written Notification. Any Party intending to initiate arbitration shall first provide  written notification to the other Party or Parties detailing the nature of the dispute, controversy, or  claim.

b. Face-to-Face Meeting. Upon receipt of such written notification, the Parties agree  to schedule and attend a face-to-face meeting within thirty (30) days, during which they shall use  their best efforts to resolve the dispute amicably.

c. Arbitration. Suppose the dispute cannot be resolved through a face-to-face  meeting. In that case, any Party may submit the matter to arbitration under the auspices of the  American Arbitration Association (AAA) in Miami, Florida, under its then-prevailing arbitration  rules and procedures. Each Party shall select one arbitrator, and the two arbitrators so selected shall  choose the third arbitrator. The three-arbitrator panel shall hear the dispute and render a final and  binding decision.

d. Remedies. This mandatory and binding arbitration provision shall be the sole and  exclusive remedy for any dispute arising under or related to this Agreement, except that either party  may seek temporary or preliminary injunctive relief in court. The Parties expressly waive any right  to pursue other remedies in court, including any right to a jury trial, except as may be necessary to  enforce an arbitration award, seek injunctive relief, or unless otherwise required by law. The  Company shall bear all costs of arbitration, including the arbitrator’s fees. It shall defend, indemnify, and hold Executive harmless from any claims, liabilities, damages, costs, or expenses  (including reasonable attorneys’ fees) arising from or relating to Executive’s operation of the  Fintech division, except for claims arising from Executive’s gross negligence or willful misconduct.  This indemnification obligation shall survive the termination of this Agreement.

Miscellaneous

a. This Agreement shall be governed by and construed in accordance with the  laws of the State of Florida, without regard to its conflict of laws principles. Any disputes arising  out of or in connection with this Agreement, including any question regarding its existence,  validity, or termination, shall be referred to and finally resolved by arbitration under the rules of  the American Arbitration Association. The arbitration shall take place in Miami, Florida, and shall  be conducted in the English language by one arbitrator appointed in accordance with said rules.

b. Neither this Agreement nor any of the rights, interests, or obligations  hereunder shall be assigned by the Licensee without the prior written consent of the Licensor, which  consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Licensee  may assign this Agreement in whole or in part to any of its affiliates or in connection with a merger,  acquisition, corporate reorganization, or sale of all or substantially all of its assets, provided that  the assignee agrees in writing to be bound by the terms and conditions of this Agreement.

c. Any notice or other communication required or permitted to be given  hereunder shall be in writing and shall be deemed effectively given upon personal delivery to the  party to be notified, or three (3) days after deposit with the United States Postal Service, by  registered or certified mail, postage prepaid, addressed to the party to be notified at the address  indicated in this Agreement, or at such other address as such party may designate by ten (10) days’  advance written notice to the other party.

d. This Agreement constitutes the entire agreement between the parties with  respect to the subject matter hereof and supersedes all prior agreements, understandings,  negotiations, and discussions, whether oral or written, of the parties. No amendment or  modification of this Agreement shall be valid unless in writing and signed by both parties.

e. If any provision of this Agreement is held to be invalid, illegal, or  unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any  way be affected or impaired thereby. The parties agree to replace any invalid, illegal, or  unenforceable provision with a valid provision that most closely approximates the intent and  economic effect of the invalid, illegal, or unenforceable provision.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement  to be signed by their duly authorized representatives.

EXECUTED on September 18, 2025 by

LICENSEE:

Michael De Prado, individually and
on behalf of his assignee, as the case
may be

EXECUTED on September 18, 2025 by

LICENSOR: CUENTAS, INC.

Shalom Arik Maimon
Chief Executive Officer

Exhibit A

Cuentas Inc. Fintech Non-Telcom/MVNO Assets Overview

September 18, 2025

Company Name: Cuentas Inc.

Headquarters: Miami Beach, Florida

Website: www.cuentas.com

Michael De Prado (“De Prado”)

Co Founder, Executive Vice Chairman & President

954-870-2032 michael@cuentas.com

InComm – Cuentas Relationship

Since 2012, Cuentas has maintained a continuousstrategic partnership with InComm,

now  extended through 2029.

Leveraging InComm’s FinTech, Distribution & Payments Infrastructure. Cuentas Mobile App: Digital Wallet, Virtual Store, Fintech & Important Services Benefits: Real Time transactions, free On-Net transfers, Virtual Marketplace General-Purpose Reloadable (GPR) Cards: FDIC insured, Early Payday, US & Intl. ATMs. Distribution of 3rd party gift cards – many discounted in real time. Hundreds available. Distribution of US & International Mobile Topups.

Distribution of digital gaming products: Xbox, Playstation, Nintendo, etc. Distribution of metropolitan transit cards (NY-OMNY, LAX-TAP, etc) Cuentas has the source code to the mobile app platform for Android & IOS devices.

InComm Payments Overview

Market penetration: Over 210,000 retail locations in the US and over 525,000 retail and online distribution points worldwide – in approx. 200 countries.

Core Business: - Prepaid cards, payment platforms, and bill payment services Key Products: Gift/reloadable/healthcare cards, POSA tech, loyalty & incentive platforms. Developing a closed-loop global financial network independent of Visa, Mastercard, and AmEx.

Money Transmitter Licenses (MTLs) in 21 countries.

Revenue: $68 billion annual revenue-transaction fees, interchange capture, cash-in/out, etc.

Recognition: Named “Best Overall FinTech Company” at the 2024 - 8th Annual FinTech Breakthrough Awards

InComm Payments Overview
Market penetration: Over 210,000 retail locations in the US and over 525,000 retail and online

Schedule A – Fintech Assets

The Fintech Assets to be transferred in the Asset Sale shall include the following:

1. 16 month exclusive licensing agreement for use and access to Fintech Assets listed below  (the “Fintech Assets”) which terminates upon option Holder’s exercise of note, as listed in  Note Two, being the exclusive option to demand either (i) payment in cash of the outstanding  principal and accrued interest, or (ii) the Maker transfer through a certificate of sale all of the  Maker’s non-telcom/MVNO assets that comprise the Fintech division. This licensing  agreement will be completed within the next 5 business days. The following assets will be  held in AM Law’s escrow account until either option in Note Two is exercised. 2. Technology & Intellectual Property related to the Fintech division:

-	All proprietary and licensed source code, object code, software, applications, APIs, tools, and protocols.

-	All intellectual property rights, including patents, copyrights, trademarks, trade secrets, trade dress, and goodwill.

-	All websites, domains, subdomains, hosting accounts, and related registrations. - All artwork, logos, collateral materials, graphics, and published works.

3. Digital Accounts & Data related to the Fintech division

-	All passwords, usernames, credentials, and access rights to systems and platforms. - All cloud accounts and data, including but not limited to AWS and other hosting or storage accounts.

-	All databases, customer lists, transaction histories, and digital records.

4. Contracts & Agreements related to the Fintech division

-	All contracts, agreements, amendments, and modifications related to the FinTech business. - All licensing agreements and rights required for FinTech enablement.

-	All income-generating agreements, vendor contracts, and customer agreements. - All payment network and bank agreements, including without limitation:

●	Visa and Mastercard licensing and program agreements.

●	Issuer bank agreements with Sutton Bank, The Bancorp Bank, MetaBank, and any other sponsoring or issuing institutions.

5. Applications & Media related to the Fintech division

-	All published applications (Apple App Store, Samsung Store, Google Play, and other platforms).

-	All videos, promotional materials, training modules, and collateral content.

6. Miscellaneous Assets related to the Fintech division

-	All links, integrations, and system connections enabling FinTech operations.

-	Any other tangible or intangible property used or held for use in connection with the FinTech business, except as expressly excluded.

Schedule B – Excluded Telcom/MVNO Assets

The following assets are expressly excluded from the Asset Sale and shall remain the property of  Seller:

7. 1. Telcom/MVNO Assets

-	All assets, contracts, rights, and agreements relating to the Company’s telecommunications business, including the Mobile Virtual Network Operator (MVNO) business, including without limitation:

●	All MVNO service agreements, carrier agreements, and network arrangements. • All customer accounts, customer lists, SIM cards, and numbers associated with the MVNO business.

●	All intellectual property, software, APIs, portals, and systems used exclusively for MVNO operations.

●	All licenses, permits, and authorizations relating solely to MVNO services. • All revenues, receivables, and accounts payable attributable to MVNO operations. • All MVNO trademarks, service marks, logos, domains, and brand collateral. • All assets, contracts, agreements, intellectual property, know-how and trade secrets assigned to World Mobile LLC pursuant to that certain joint venture with World Mobile Group Ltd.

8. 2. General Exclusion

-	Any other assets specifically related to or used exclusively in the telecommunications business.